Exhibit 10-h

QUOTA PURCHASE AND SALE
AGREEMENT

by and among

MERITOR HEAVY VEHICLE SYSTEMS, LLC and

MERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.

and

RANDON S.A. IMPLEMENTOS E PARTICIPAÇÕES

Dated April 29, 2013

QUOTA PURCHASE AND SALE AGREEMENT

THIS QUOTA PURCHASE AND SALE AGREEMENT is made and entered into as of April 29th, 2013, by and among:

I. MERITOR HEAVY VEHICLE SYSTEMS, LLC, a company duly organized and existing under the laws of the State of Delaware, United States of America, headquartered at 2135 West Maple Road, 48084, Troy, State of Michigan, United States of America, enrolled with the Corporate Taxpayer Register of the Ministry of Finance under CNPJ No. 05.732.826/0001-69, herein represented by its undersigned legal representative(s), hereinafter referred to as “HVS”,

II. MERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA., a company duly organized and existing under the laws of Brazil, having its principal place of business in the city of Osasco, State of São Paulo, at Rua Nathanael Tito Salmon, 409, CEP 06016-075, enrolled with the Corporate Taxpayer Register of the Ministry of Finance under CNPJ No. 56.669.187/0001-75, herein represented by its undersigned legal representative(s), hereinafter referred to as “MERITOR BRAZIL” and together with HVS, the “Sellers”, and

III. RANDON S.A. IMPLEMENTOS E PARTICIPAÇÕES, a publicly held corporation duly organized and existing under the laws of Brazil, having its principal place of business in the city of Caxias do Sul, State of Rio Grande do Sul, at Avenida Abramo Randon, 770, CEP 95055-010, Interlagos District, enrolled with the Corporate Taxpayer Register of the Ministry of Finance under CNPJ No. 89.086.144/0001-16, herein represented by its undersigned legal representative(s), hereinafter referred to as “RANDON” or the “Purchaser”, and also, as Intervening Parties,

IV. MASTER SISTEMAS AUTOMOTIVOS LTDA., a company duly organized and existing under the laws of Brazil, having its principal place of business in the city of Caxias do Sul, State of Rio Grande do Sul, at Rua Atílio Andreazza, 3.520, CEP 95052-070, enrolled with the Corporate Taxpayer Register of the Ministry of Finance under CNPJ No.

90.852.914/0001-73, herein represented by its undersigned legal representative(s), hereinafter referred to as “MASTER”; and

V. SUSPENSYS SISTEMAS AUTOMOTIVOS LTDA., a company duly organized and existing under the laws of Brazil, having its principal place of business in the city of Caxias do Sul, State of Rio Grande do Sul, at Avenida Abramo Randon, 1262, CEP 95055-010, enrolled with the Corporate Taxpayer Register of the Ministry of Finance under CNPJ No. 10.523.280/0001-76, herein represented by its undersigned legal representative(s), hereinafter referred to as “COMPANY”.

Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth or referred to in Article I. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

RECITALS

A.MASTER is a joint venture between MERITOR BRAZIL and Purchaser, and the COMPANY, following the capital reduction referred to in Recital C, will be a joint venture between HVS, MERITOR BRAZIL and the Purchaser, each of which is dedicated to the import, export, manufacturing and sale of systems, parts and components for different type of vehicles, as well as to the provision of services in connection thereto.

B.MERITOR BRAZIL and the Purchaser are the sole owners of all of the quotas comprising the total corporate capital of MASTER, in the proportion of 51% to the Purchaser and 49% to MERITOR BRAZIL.

C.By virtue of a certain capital reduction deliberated through the Minutes of the 56th. Shareholders Resolution held by the totality of MASTER shareholders on March 1st., 2013, MERITOR BRAZIL shall receive payment in kind, represented by quotas held by MASTER in the corporate capital of the COMPANY, due to which payment MERITOR BRAZIL shall become the owner before the Closing Date (as herein defined) of 26.057 quotas corresponding to 26,057% of the corporate capital of the COMPANY, and all such quotas to be held and owned by MERITOR BRAZIL are hereinafter referred to as the “MERITOR BRAZIL Quotas”.

D.HVS owns 23.942 quotas in the corporate capital of the COMPANY, corresponding to a participation of 23, 942% of its total capital stock, and all such quotas held by HVS are hereinafter referred to as the “HVS Quotas”.

E.Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire from Sellers, and accepts the transfer and assignment of, all of the MERITOR BRAZIL Quotas and all of the HVS Quotas, which together are hereinafter simply referred to as the “Quotas”. Upon the sale, transfer and assignment of the Quotas, Purchaser shall become their sole owner and beneficiary, subject to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and subject to and its terms and conditions, intending to be legally bound, the Parties agree as follows:

ARTICLE I

Section 1.1    Definitions.    As used in this Agreement, the following capitalized terms have the meanings set forth or referred to in this Section.

“Agreement” means this Quota Purchase and Sale Agreement and its Exhibit I.

“Brazilian Reais” means the Brazilian local currency.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Brazil are authorized or obligated by law not to open or remain closed.

“CADE” means the Administrative Council for Economic Defense, Brazil’s antitrust authority.

“CCBC” means the Brazil-Canada Chamber of Commerce.

“Closing” or “Closing Date” has the meaning set forth in Section 4.1.

“COMPANY” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 6.2.

“Exemption Period” has the meaning set forth in Section 2.2(c).

“HVS Quotas” has the meaning set forth in the preamble.

“JVA” has the meaning set forth in Section 6.1.

“Lease Agreement” has the meaning set forth in Section 2.2(c).

“MERITOR BRAZIL Quotas” has the meaning set forth in the preamble.

“Notice of Dispute” has the meaning set forth in Section 8.1.

“Party” means HVS, MERITOR BRAZIL, RANDON, MASTER and the COMPANY, and “Parties” means all of them, and in each case shall include their respective successors and permitted assigns.
“Profits” means MASTER’s income after taxes increased by any interest on equity deducted in computing income after taxes.

“PTAX Rate” means the US Dollar foreign exchange purchase rate.

“Purchaser” has the meaning set forth in the preamble.

“Purchase Price” has the meaning set forth in Section 2.2.

“Quotas” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Sisbacen System” means the electronic system of the Brazilian Central Bank through which the registrations of foreign equity investments and reinvestments are made.

“Suspensys IP” means: 1) the intellectual property owned by Suspensys on the Closing Date, including without limitation, a) the technology transferred to Suspensys in Section 11.1 of the Joint Venture Agreement dated August 15, 2002 (“the JVA”) and any developments and improvements thereto made by Suspensys and b) any intellectual property independently developed by Suspensys prior to the Closing Date; and 2) any of the Meritor technology (as described in Section 11.2 of the JVA) which is as of the Closing Date being used in volume production by Suspensys and which is or was the subject of a license agreement from Meritor to Suspensys.

ARTICLE II

Section 2.1    Purchase and Sale of the Quotas. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing,

(a)    HVS shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase, accept and receive from HVS, all of HVS’ rights, title and interest in and to the HVS Quotas, free and clear of all liens and encumbrances, and

(b)     MERITOR BRAZIL shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall acquire, accept and receive from MERITOR BRAZIL, all of MERITOR BRAZIL’s rights, title and interest in and to the MERITOR BRAZIL Quotas, in the quantity and as they shall be received from MASTER in consideration for the capital reduction referred to in Recital C hereof.

Section 2.1.1    Obligations of MASTER. For the implementation of the transaction agreed hereto, MASTER hereby commits to, until the Closing Date:

(a)Maintain all of the quotas held in the COMPANY’s corporate capital free and clear of any lien, security interest, pledge, restriction, encumbrance or claim;

(b)Implement and make effective, without any delay when legally permitted under the Brazilian law, the reduction of its corporate capital, as set forth in Recital C above; and

(c)Pay, in kind, to MERITOR BRAZIL and RANDON the amounts due as a result of the capital reduction mentioned above, represented by quotas held by MASTER in the corporate capital of the COMPANY.

Section 2.2    Purchase Price and Payment. The aggregate amount of the consideration for the purchase and sale of the Quotas by the Purchaser from the Sellers is one hundred ninety- five million United States Dollars (US$ 195,000,000.00) (the “Purchase Price”) and is composed by the following:

(a)     Subject to reduction in the amounts, if any, required to be withheld by Purchaser pursuant to the terms of Section 2.4, the amount of Ninety-Three Million, Two Hundred Fifty-Six Thousand, Thirty-Eight United States Dollars (US$93,256,038) shall be paid by the Purchaser to HVS at Closing, by a wire transfer in immediately available funds, to the account indicated in Section 2.3, as a full consideration for the HVS Quotas;

(a.1)    The amount of Four Million Seven Hundred Twenty One Thousand Two Hundred Fifty Brazilian Reais and Forty Five Cents (R$ 4,721,250.45) shall be paid by Purchaser to HVS through the dividend and interest on equity contemplated by Section 4.1.1(e) and its correspondent amount in United States Dollars shall be deducted from the amount mentioned in (a) above. The conversion of the Brazilian Reais into United States Dollars shall be effected by applying the PTAX Rate in force in the Business Day immediately preceding the payment date of the dividend and interest on equity.

(b)     The amount equivalent in Brazilian Reais to Ninety-Six Million, Seven Hundred Forty-Three Thousand, Nine Hundred Sixty-Two United States Dollars (US$96,743,962) shall be paid by the Purchaser to MERITOR BRAZIL at Closing, by a wire transfer in immediately available funds, to the account indicated in Section 2.3, as a partial consideration for the MERITOR BRAZIL Quotas, with the remaining consideration for such quotas to be paid in accordance with the terms of Section 2.2(c). The conversion of the United

States Dollars into Brazilian Reais shall be effected by applying the PTAX Rate in force in the Business Day immediately preceding the Closing Date.

(b.1)    The amount of Four Millions Three Hundred Sixty Seven Thousand Five Hundred Twenty Five Brazilian Reais and Fifty Two Cents (R$ 4,367,525.52) shall be paid by Purchaser to MERITOR BRAZIL through the dividend and interest on equity contemplated by Section 4.1.1(e) and its correspondent amount in United States Dollars shall be deducted from the amount mentioned in (b) above. The conversion of the Brazilian Reais into United States Dollars shall be effected by applying the PTAX Rate in force in the Business Day immediately preceding the payment date of the dividend and interest on equity.

(c)    The amount of five million United States Dollars (US$ 5,000,000.00) shall be paid by Purchaser to MERITOR BRAZIL through the following mechanism: (i) Purchaser shall cause the COMPANY to execute with MERITOR BRAZIL at or prior to Closing the lease agreement in the form of the draft attached hereto and which constitutes the Exhibit I to this Agreement (the “Lease Agreement”), related to the real estate property located in the city of Resende, Rio de Janeiro State, at Rua Projetada, No. 595, Polo Industrial District, Zip Code 27511-970, as further described and identified in the Lease Agreement, (ii) the Lease Agreement, among other terms and conditions, shall state that, as of the Closing Date, MERITOR BRAZIL shall not be responsible for or in any way be required to make the payment of the monthly lease amounts set forth therein, meaning that MERITOR BRAZIL shall be exempted from making such payments to the COMPANY for the period of time needed to accumulate the amount of five million United States Dollars (US$ 5,000,000.00) of monthly lease exemptions (the “Exemption Period”).

Section 2.2.1     If, for any reason whatsoever, MERITOR BRAZIL is prevented from taking the full benefit of five million United States Dollars (US$ 5,000,000.00) of monthly lease exemptions as set forth in item (c) above, including, but not limited to, due to a force majeure event, and such reason or event lasts more than ninety (90) days, the Purchaser shall pay such amount or any balance thereof to MERITOR BRAZIL within the subsequent thirty (30) days.

Section 2.2.2    For purposes of allocating the Purchase Price between HVS and MERITOR BRAZIL, the discounted fair market value of the five million United States Dollars (US$ 5,000,000) of exempted lease payments shall be deemed to be Four Million, Seven Hundred Fifty Thousand United States Dollars (US$ 4,750,000.00).

Section 2.3    Wire Transfer Instructions. The Purchase Price mentioned in items (a) and (b) of Section 2.2 shall be wired by Purchaser to the following bank accounts designated by Sellers:

(a)    Beneficiary: Meritor Heavy Vehicle Systems, LLC
Bank name: JP Morgan Chase Bank, N.A. – One Chase Manhattan Plaza, New York, NY 1005-1401
ABA # [REDACTED]
SWIFT: [REDACTED]
Account No.: [REDACTED]

(b)    Beneficiary: Meritor do Brasil Sistemas Automotivos Ltda.
Bank name: Banco Bradesco S.A. Bank number: [REDACTED]
Bank branch No.: [REDACTED]
Account No.: [REDACTED]

Section 2.4    To the extent required under the Brazilian applicable tax law to the transaction contemplated by this Agreement, Purchaser shall be responsible for withholding the income tax levied upon the interest on equity referred to in items 2.2 (a.1) and (b.1) and, from the cash payment referred to in item (a) of Section 2.2, the income tax at the rate of fifteen percent (15%) due in Brazil by HVS on the capital gain (if any) arising from the sale of the HVS Quotas, as well as for paying such tax to the local authorities, providing HVS with a certified copy of the payment document. The calculation of the possible capital gain (if any) shall be made by the advisors of HVS and submitted to Purchaser.

Section 2.5    The Parties acknowledge and accept that according to the Brazilian antitrust law and regulations, the transactions contemplated hereunder are subject, for their implementation, to the CADE’s approval by a formal decision, such clearance being a condition precedent to Closing as per item (d) of Section 4.1.1. Accordingly, the Parties shall jointly prepare and submit to CADE, upon execution of this Agreement, the relevant notification and shall not modify their structure and the dynamics of competition in the relevant market pending CADE’s decision.

ARTICLE III

Section 3.1    Representations and Warranties of Sellers. Sellers represent and warrant to Purchaser as follows as of the date of this Agreement and as of the Closing Date:

(a)     HVS is the sole owner of the HVS Quotas, free and clear of any lien, security interest, pledge, restriction, encumbrance or claim, and has full legal right, power and authority to enter into this Agreement, to assign and transfer the HVS Quotas to Purchaser in accordance with this Agreement, to perform its obligations hereunder and the performance of its obligations hereunder has been duly authorized by any and all persons or entities, governmental or not, as applicable. Before the Closing Date and upon the legal completion by MASTER of the capital reduction referenced in Recital C hereof, MERITOR BRAZIL shall become the sole owner of the MERITOR BRAZIL Quotas by receiving from MASTER the quotas held by MASTER in the corporate capital of the COMPANY, in the proportion attributable to MERITOR BRAZIL by virtue of the capital reduction referred to in Recital C hereof, and the MERITOR BRAZIL Quotas shall be in the quantity and as they shall be received from MASTER in consideration for the capital reduction referenced in Recital C hereof. MERITOR BRAZIL has full legal right, power and authority to enter into this Agreement and, on the Closing Date shall have full legal right to assign and transfer the MERITOR BRAZIL Quotas to Purchaser in accordance with this Agreement, to perform its obligations hereunder and the performance of its obligations hereunder shall have been duly authorized by any and all persons or entities, governmental or not, as applicable.

(b)    Except for the CADE’s approval as referred to in Section 2.5 herein, no other consent or authorization from any governmental entity is required. All corporate actions on the part of Sellers, their officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by Sellers have been taken, or will be taken, prior to Closing. The execution of this Agreement and the fulfillment of the obligations by Sellers (i) do not breach any provision under their respective corporate documents, and (ii) do not breach any law, statute, judicial, administrative or arbitration decision, to which the respective Party is bound, except, in each case, for such breaches that would not prohibit or materially impair such Party’s ability to perform its obligations under this Agreement.

(c)    This Agreement, duly executed and delivered by Sellers, shall constitute the legal, valid and binding obligations of Sellers, enforceable in accordance with their respective terms and conditions, subject, however, with respect to MERITOR BRAZIL, to the effective legal completion of MASTER’s capital reduction and consequent assignment and transfer to MERITOR BRAZIL of the proportionate amount of the ownership and title over the quotas held by MASTER with respect to the equity participation of MERITOR BRAZIL in the corporate capital of the COMPANY, as provided for hereunder. Upon execution by Sellers and Purchaser at the Closing of the amendment to the Articles of Association of the COMPANY reflecting the assignment and transfer of the Quotas to Purchaser, and subsequent delivery thereof to Purchaser, Purchaser will acquire all of Sellers’ title to such Quotas and to the totality of the capital stock of the COMPANY.

(d)     The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Sellers will not violate, conflict with or result in a breach of or constitute a default under or termination of (or an event which might, with the passage of time or the giving of notice or both, constitute a default under or termination of) any of the terms, conditions or provisions of any agreement or instrument to which any of the Sellers is a party or by which any of them or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board or agency, or any applicable law, rule or regulation, except, in each case, for such breaches that would not prohibit or materially impair such Party’s ability to perform its obligations under this Agreement.

Section 3.2    Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows as of the date of this Agreement and as of the Closing Date:

(a)    Purchaser has full legal right, corporate power and authority to make, execute, deliver and perform this Agreement. This Agreement, duly executed and delivered by Purchaser, shall constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions. The execution of this Agreement and the fulfillment of the obligations by Purchaser (i) do not breach any provision under its corporate documents, and (ii) do not breach any law, statute, judicial, administrative or arbitration decision, which the respective Party is bound to, except, in each case, for such breaches that would not prohibit or materially impair such Party’s ability to perform its obligations under this Agreement.

(b)    Except for the CADE’s approval as referred to in Section 2.5 herein, no other consent or authorization from any governmental entity is required. All corporate actions on the part of Purchaser, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by Purchaser have been taken, or will be taken, prior to Closing. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with the terms and conditions of the Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Purchaser will not violate, conflict with or result in a breach of or constitute a default under or termination of (or an event which might, with the passage of time or the giving of notice or both, constitute a default under or termination of) any of the terms, conditions or provisions of any agreement or instrument to which the Purchaser is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board or agency, or any applicable law, rule or regulation, except, in each case, for such breaches or defaults that would not prohibit or materially impair such Party’s ability to perform its obligations under this Agreement.

ARTICLE IV

Section 4.1    Closing. The Parties will use their respective best efforts to consummate the transactions contemplated by this Agreement, at the Purchaser’s head office, in the address indicated in the preamble hereof, at 10:00 AM, within two (2) business days after the date on which all conditions to Closing set forth in Section 4.1.1 hereof are fully fulfilled, but, in any case, no later than September 1st, 2013 (the “Closing” or the “Closing Date”). The Closing Date shall be automatically extended by any delay which is outside of the control, and without the fault, of the Parties, including any failure to satisfy any of the conditions to Closing set forth in Section 4.1.1. In addition, the Closing Date may be extended by mutual agreement of the Parties.

Section 4.1.1     Conditions to Closing. The Closing of the transactions contemplated hereby shall be preceded by, and conditioned upon, the following cumulative events:

(a)Purchaser, HVS and MASTER shall have caused the capital of the COMPANY to be increased by One-Hundred Eighteen Million Brazilian Reais (R$ 118,000,000.00) through the capitalization of the COMPANY’s Profit Reserve as presented in its balance sheet drawn up on December 31, 2012, as well as the relevant capitalization to be registered with the Sisbacen System, such capitalization and registration to occur no later than May 10, 2013;

(b)MASTER shall have completed, made legally effective and formalized its capital reduction, through the relevant amendment to the Articles of Association, duly filed with the relevant Board of Trade, as deliberated by the Minutes of the 56th. Shareholders Resolution held on March 1st., 2013;

(c)MASTER shall have effected the payment in kind of the capital reduction amount to its quotaholders, i.e., MERITOR BRAZIL and RANDON, by assigning and transferring to them, proportionally to their respective equity participation, the full title of all of the quotas held by MASTER in the corporate capital of the COMPANY, such assignment and transfer through the appropriate amendment to the Articles of Association of the COMPANY, duly filed with the relevant Board of Trade, by virtue of which MERITOR BRAZIL shall have acquired the legitimate ownership of the MERITOR BRAZIL Quotas;

(d)A decision by CADE’s General Superintendent Office clearing the transaction contemplated in this Agreement shall have been issued and an additional mandatory fifteen (15) day waiting period following publication of the decision in the federal gazette shall have elapsed with no appeal by third parties or request for further review by any of CADE’s Commissioners or, in case that an appeal is filed or further review is requested, a definitive clearing decision by CADE is rendered (the “Final CADE Receipt Day”); and

(e) The Parties shall have formalized the following interest on equity and dividends distributions:

(i)Immediately after the signature of this Agreement, on the same day, the COMPANY will declare the distribution of dividends and interest on equity for its quotaholders correspondent to the COMPANY’s 2012 fiscal year, in total amount of Sixteen Million Nine Hundred Seven-Teen Thousand Three Hundred Seventy Brazilian Reais and Twenty-Two Cents (R$ 16,917,370.22) as follows:

Quotaholder	Interest on Equity (R$)	Dividends (R$)
MASTER	7,124,521.79	1,871,628.17
HVS	3,207,689.43	842,667.35
RANDON	3,065,539.29	805,324.19

(ii)Immediately after the formalization of the item (i), on the same day, the COMPANY will declare the distribution of interest on equity for its quotaholders correspondent to the COMPANY’s 2013 first quarter results, in total amount of Two Million Eight Hundred Two Thousand One Hundred Sixty Two Brazilian Reais and Nineteen Cents (R$ 2,802,162.19) as follows:

Quotaholder	Interest on Equity (R$)
MASTER	1,490,105.79
HVS	670,893.67
RANDON	641,162.73

(iii) MERITOR BRAZIL will receive indirectly through MASTER own distribution the amount of Four Million Three Hundred Sixty Seven Thousand Five Hundred Twenty Five Brazilian Reais and Fifty Two Cents (R$ 4,367,525.52). MASTER will declare the distribution of interest on equity and dividend for its quotaholders correspondent to the MASTER’s 2012 fiscal year and 2013 first quarter results immediately after the formalization of the item (ii), on the same day.

(iv) The distributions mentioned in the precedent items (i), (ii) and (iii) will be paid no earlier than the Final CADE Receipt Day and no later than two business days prior to the Closing Date.

Section 4.2    Deliveries at Closing.
(a)     Documents to be delivered by Sellers.    At the Closing Date, the following executed documents shall be delivered by Sellers to Purchaser:

(i) an amendment to the Articles of Association of the COMPANY, duly executed by the Sellers, whereby all of the HVS Quotas are sold, assigned and transferred by HVS to Purchaser, free and clear of all liens, claims, security interests, pledges, charges, options, restrictions and encumbrances of whatever nature and all of the MERITOR BRAZIL Quotas are sold, assigned and transferred by MERITOR BRAZIL in the quantity and as they shall be received from MASTER in consideration for the capital reduction referenced in Recital C hereof;

(ii) the Lease Agreement duly signed by MERITOR BRAZIL;

(iii) any other instruments and documents necessary to validly and effectively transfer to Purchaser good title to the Quotas and consummate the transactions contemplated hereunder.

(iv) letters of resignation of the current members of the Consultative Board of the COMPANY who have been appointed by Sellers pursuant to the terms of the Joint Venture Agreement executed with the Purchaser;

(b) Documents to be delivered by Purchaser.    At the Closing Date, the following events shall be carried out by Purchaser and the following documents shall be executed by Purchaser and delivered to Sellers:
(i) the wire transfer for payment of the amount referred to in Section 2.2 (a) shall have been effected by Purchaser to HVS, to the account indicated in Section 2.3;

(ii) the wire transfer for payment of the amount referred to in Section 2.2 (b) shall have been effected by Purchaser to MERITOR BRAZIL, to the account indicated in Section 2.3;

(iii) Purchaser shall execute and deliver to Sellers the amendment to the Articles of Association of the COMPANY mentioned in item (a)(i) above, whereby all of the Quotas are sold, assigned and transferred to Purchaser by Sellers;

(iv) Purchaser shall have caused the COMPANY to execute and deliver to MERITOR BRAZIL the Lease Agreement mentioned in item (a)(ii) above;

(v) Purchaser shall execute and deliver to Sellers any other instruments and documents necessary to validly and effectively transfer good title to the Quotas and consummate the transactions contemplated hereunder.

ARTICLE V

Section 5.1    No Liability and Indemnification by Sellers. As set forth in the Recitals, the COMPANY is the result of a successful joint venture consummated many years ago among MASTER, HVS, and the Purchaser. Through its direct and indirect ownership (through MASTER) of a majority of the COMPANY’s quotas, Purchaser has maintained effective corporate control and administration of the COMPANY and has complete knowledge of the COMPANY’s affairs. As such, no further representations and warranties are made by Sellers with respect to the COMPANY related to the sale of Quotas contemplated herein other than those described in Article III hereunder. Additionally, no liabilities and indemnification obligations of any nature are assumed by Sellers hereunder as to the Purchaser and/or the COMPANY (and any of its officers, directors, board members, shareholders, representatives and employees), in connection with their past, present and future activities and businesses, as well as with respect to any third parties, irrespective of the period of time in which any such liabilities or obligations may have arisen.

ARTICLE VI

Section 6.1    Termination of JVA and Quotaholders Agreement. HVS, MASTER and the Purchaser hereby expressly agree that the Joint Venture Agreement and the Quotaholders Agreement executed on August 15th. 2002, which regulate the relationship of such Parties as quotaholders of the COMPANY (hereinafter referred to respectively as the “JVA” and “QA”) shall be deemed terminated upon and as of the Closing. Upon the termination of the JVA and the QA their terms will be superseded by this Agreement and its terms. Notwithstanding the preceding sentence and as an exception, the JVA provisions 12.1 and 12.2 reproduced as Sections 6.2 and 6.2.1 below, shall remain valid and in force for the respective periods established in each of such Sections.

Section 6.2    Protection of Information. The Parties shall, for a minimum of five (5) years after the termination of the JVA, keep confidential all proprietary business and technical information furnished to either of them or to a related company of either of them or to the COMPANY by the other Party, or a related company of the other Party. Neither Party shall, except with the written consent of the other Parties, use, communicate or allow to be communicated through the COMPANY or otherwise any such information to anyone except to the COMPANY and its subcontractors and only to such extent as may be necessary for the proper conduction of the business of the COMPANY. In order to be protectable information it must be disclosed in writing or promptly confirmed in writing and marked with an appropriate restrictive legend (“Confidential Information”).

Section 6.2.1. The foregoing restrictions shall not apply to information to the extent that it:

(a)Is now in or later enters the public domain through no fault of the receiving Party;

(b)Was already in the possession of the receiving Party at the time of receipt;

(c)Is received from a third party having obligations of confidentiality to the disclosing Party; or

(d)Was independently developed by the receiving Party.

Section 6.2.2. Injunctive Relief and Indemnification: Each of the Parties understands and acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause the disclosing party irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that the disclosing party shall have the right to apply to a court of competent jurisdiction seeking an order restraining any such threatened or further disclosure or misappropriation and for such other relief as the disclosing party shall deem appropriate, such right of the disclosing party to be in addition to the remedies otherwise available to the disclosing party under the law, including but not limited to losses and damages, and without prejudice to the arbitration procedure herein established.

Section 6.3.    Intellectual Property/License.

(a)The Parties understand and agree that after the Closing Date, Purchaser and its affiliates shall have on a royalty free basis a) the exclusive right to make, use, or sell products utilizing or derived from the Suspensys IP in South America and b) the non-exclusive right to make, use, or sell products utilizing or derived from the Suspensys IP in the rest of the world except in North America, India (except as set forth in (d) below) and Australia. During five years after the Closing, the Purchaser agrees that it shall not and shall not allow others to make, use, or sell products utilizing or derived from the Suspensys IP in North America, India (except as set forth in (d) below) or Australia, without prior written approval from HVS, and shall notify HVS if they become aware of any such actions. After the five-year period the Purchaser and its affiliates will be allowed to freely make, use, or sell products utilizing or derived from the Suspensys IP in North America, India and Australia.

(b)The Parties understand and agree that after the Closing Date, HVS and its affiliates shall have on a royalty free basis a) the exclusive right to make, use, or sell products utilizing or derived from the Suspensys IP in North America, India, and Australia and b) the non-exclusive right to make, use, or sell products utilizing or derived from the Suspensys IP in the rest of the world except in South America. During five years after the Closing HVS specifically agrees that it shall not and shall not allow others to make, use, or sell products utilizing or derived from the Suspensys IP in South America, without prior written approval from Purchaser, and shall notify Purchaser and the COMPANY if HVS becomes aware of any such actions. After the five-year period the HVS and its affiliates will be allowed to freely make, use, or sell products utilizing or derived from the Suspensys IP in South America.

(c)If HVS identifies an opportunity to utilize the Purchaser contributed or COMPANY developed IP (“Non-HVS Based IP”) under the terms of Section 6.3(b), HVS may request from COMPANY access to the Non-HVS Based IP for a specified purpose (including country or region of production or sales, and the identification of specific products to be offered).  Upon receipt of such request, COMPANY agrees to meet with HVS and will discuss in good faith whether to grant such a request.  If COMPANY agrees to grant the request, COMPANY agrees to provide access to the information required to enable HVS to fulfill the purpose of the request.  The Parties agree to execute any and all documents and agreements required by applicable law to ensure the use of Suspensys IP by HVS as contemplated herein above.

(d)The COMPANY or the Purchaser will discuss in good faith a business relationship (such as technical cooperation, alliance or joint venture) with Automotive Axles Limited, in Mysore, Karnataka, India (“AAL”). If the COMPANY and/or the Purchaser reach an agreement comprehending a business relationship with AAL, the Purchaser and its affiliates will be allowed to freely make, use, or sell products utilizing or derived from the Suspensys IP in India. If the COMPANY and/or Purchaser do not reach an agreement with AAL, the COMPANY will pay a mutually agreed upon commission to HVS on any product made or sold in India markets during the five-year period mentioned in item (a) above.

Section 6.4.    Non competition. The Sellers undertake not to directly, compete with the COMPANY and the Purchaser in South America for a period of five (5) years after the Closing Date, with the exception of: (i) sales by Sellers to the aftermarket (OES and independent aftermarket); and (ii) manufacture and/or sales by Sellers of hubs and drums supplied as part of a non-trailer axle assembly and/or distributed in the aftermarket. For purposes hereof, ‘compete’ means to manufacture or sell, in South America, any products manufactured or sold by the COMPANY on or before the Closing Date. In addition, solely for the purposes of this Section 6.4, the term “Sellers” shall include Meritor, Inc. and any entity now or hereafter, directly or indirectly controlled by Meritor, Inc.

Section 6.4.1. Notwithstanding anything in this Agreement to the contrary, during the five-year non-competition period set forth in Section 6.4 above:

(a)The Sellers shall be able to acquire or form a joint venture with a party having an interest in competing products in South America, provided that the Seller entity in question must divest such interest in competing products within eighteen (18) months thereafter. The COMPANY will be given the right of first refusal to acquire the interest in competing products in South America. Nothing in this Section 6.4.1. will prevent the Sellers from making an acquisition or forming a joint venture which includes competing products outside South America; and

(b)     The Sellers shall be able to make institutional investments in public companies which have interests in competing products in South America, provided the investment is financial in nature and not strategic (i.e., where no minority shareholder rights exist and the investing party can not exert any management control). Any such investment shall not be deemed a breach of the provisions hereof;

ARTICLE VII

Section 7.1    Other Agreements. MERITOR BRAZIL and the Purchaser, which terms shall include, for purposes of this Section 7.1, all present and future affiliates of either Party who may hereafter own any of the Quotas in the COMPANY or MASTER currently held by such Party, as the sole owners of all the quotas representing the total corporate capital of MASTER, hereby agree and commit to approve the distribution of dividends representing 100% of MASTER’s profits for the years of 2012, 2013 and 2014. The relevant payment of such dividends shall occur in April of each subsequent year. This resolution shall be ratified and implemented by MERITOR BRAZIL and the Purchaser through a proper resolution of quotaholders of MASTER to be held before the Closing Date, and properly registered before the competent Board of Trade. For purposes of this Section 7.1 it is agreed that (i) the applicable dividends to be distributed for the year 2013 shall be increased by the dividend amount distributed as part of the Purchase Price as per Section 4.1.1(e)(iii) times 2.04082, and (ii) the term dividends include interest on equity.

Section 7.2    Costs and Expenses. All legal, attorney’s fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that the fees to be paid to CADE by virtue of the notification filing shall be borne by the Purchaser.

Section 7.3    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, on the date of actual receipt by the notified Party(ies), or (ii) four days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) two days after mailing if sent by a recognized overnight courier (evidence of receipt required); or (iv) on the day of transmission by fax, receipt of transmission required, at the following addresses and/or numbers (or at such other address and/or numbers as shall be given in writing by any Party to the others):

(a)If to MERITOR HEAVY VEHICLE SYSTEMS, LLC

Att. Vice President and Treasurer
2135 West Maple Road
Troy, Michigan 48084 U.S.A.
Fax number: +1 248 435 1393

(b)    If to MERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.

Att. Vice President, Commercial Truck & Aftermarket, South America
Rua Nathanael Tito Salmon, 409
CEP 06016-075
Osasco, São Paulo
Brazil
Fax number: + 55 11 3684-6579

(c)    If to RANDON S.A. IMPLEMENTOS E PARTICIPAÇÕES

At. Erino Tonon
Av. Abramo Randon, 770
Caxias do Sul, RS, Brazil
Fax number: +55 54 3239 2566

(d)    If to MASTER SISTEMAS AUTOMOTIVOS LTDA.

At. Alexandre Dorival Gazzi
Rua Atílio Andreazza, 3520
Caxias do Sul, RS, Brazil
Fax number: +55 54 3239 2566

(e)    If to SUSPENSYS SISTEMAS AUTOMOTIVOS LTDA.

At. Alexandre Dorival Gazzi
Av. Abramo Randon, 1262
Caxias do Sul, RS, Brazil
Fax number: +55 54 3239 2566

Section 7.4    Successors and Assigns. This Agreement shall be binding and for the benefit of the Parties and their respective successors and permitted assigns, provided however that any assignments of this Agreement or any rights or obligations hereunder shall require prior written consent of the other Parties.

Section 7.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

Section 7.6    Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. In addition, each Party shall use its timely best efforts to complete, or to assist any other Party to complete, any action required in order to satisfy any of the conditions of Closing set forth herein.

Section 7.7    Entire Agreement. This Agreement sets forth all of the premises, covenants, agreements, conditions and undertakings between the Parties hereto with respect to the subject matter hereof, and shall supersede all prior agreements and understandings, oral or written with respect thereto, except as set forth in Section 6.1. No provision of this Agreement shall be changed, revoked or waived except by an instrument in writing duly signed by all Parties or by duly authorized representatives thereof.

Section 7.8    Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention and purposes of the Parties. The other provisions shall not be harmed as a consequence thereof.
Section 7.9     Interpretations and Reasonableness. This Agreement has been reviewed, negotiated and accepted by all Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. Each of the Parties confirms to have received independent legal advice related to all matters herein and agrees that the provisions of this Agreement are fair and reasonable.

Section 7.10    Irrevocability. This Agreement is executed by the Parties on an irrevocable and irreversible basis, and the Parties hereby waive any and all right to regret having entered into this Agreement.

Section 7.11    Language. This Agreement is executed both in English and Portuguese languages. Should there be any discrepancy between the two languages, the Portuguese version shall prevail. Notwithstanding, the Parties also agree that the English version of this Agreement shall be a relevant element of interpretation to ascertain the actual meaning and spirit desired by the Parties upon the execution of this Agreement.

Section 7.12    Specific Performance. Each Party shall have the right to demand the specific performance of any obligation undertaken by the other Party in this Agreement, including, but without any limitation, the obligation set forth in Section 7.1 hereof, according with the provisions of the Brazilian Code of Civil Procedure, in particular those set forth in Sections 461, 632 et seq. In this sense, the Parties acknowledge and agree that the payment of losses and damages shall not constitute an adequate compensation for the violation of any obligation assumed by any of the Parties herein and that the specific performance of the obligations is a necessary legal remedy in addition to the payment of losses and damages.

Section 7.13    Capital Market Release. The Purchaser and Meritor, Inc. (as HVS and MERITOR BRAZIL’s parent company) agree to issue press releases with respect to the execution and delivery of this Agreement and the transactions contemplated by this Agreement, which press releases will be substantially in the form of the drafts previously approved by both such Parties on the date of this Agreement, such approval not to be unreasonably withheld; provided, however, that such Parties may make any such announcements or statements which they have been advised by counsel may be required by applicable law, rule or regulation (including stock exchange regulations) or where such consultation is impracticable under the circumstances. In any event, any public announcement subject to this Agreement which refers to the Purchase Price of, or consideration for, the Quotas being purchased hereunder, must mention that the aggregate purchase price of the transaction is US$195,000,000.00.

ARTICLE VIII

Section 8.1    Dispute Resolution. The Parties shall make their best efforts in order to settle any disputes arising out of the execution, performance or interpretation of this Agreement by means of bona fide negotiations. If, within thirty (30) days of the receipt by any Party of a notice of dispute from any other Parties (the “Notice of Dispute”), the Parties do not mutually agree on a solution, then the dispute shall be settled by final and binding arbitration, as provided below.
Section 8.1.1. Arbitration. The arbitration shall be conducted in accordance with the rules of the CCBC, in force at the date of the request for arbitration. The court of arbitration will be composed by three arbitrators, of which one will be appointed by the requesting Party(ies) within 20 days of the request for arbitration, one by the requested Party(ies) within 20 days of the request for arbitration, and the third, who shall chair the arbitral tribunal, will be chosen by the arbitrators appointed by the two Parties, within 20 days as of the appointment of the later-appointed arbitrator, or in case the arbitrators are incapable to appoint the third arbitrator, by the president of CCBC. Any arbitrator not timely appointed shall be appointed by the CCBC. The seat of the arbitration will be the city of Sao Paulo, State of Sao Paulo, Brazil. The official language of the arbitration will be English. The award will be pronounced in the Portuguese language and the arbitrators shall not decide based on the equity principle. The arbitration award will be final and binding on the Parties and their successors, and may be executed in any court having jurisdiction thereof. The costs of the arbitration, including attorney’s fees, shall be borne by the losing Party(ies), except if the Parties agree or the arbitrators decide differently. In case that the arbitration decision is partially favorable to any or all of the Parties involved in the arbitration, the arbitrators shall allocate the arbitration costs between the losing Parties. The Parties waive any right of appeal. Notwithstanding the provisions above, the Parties elect the Courts of the city of São Paulo, State of São Paulo, as the court with exclusive jurisdiction to obtain provisional reliefs, including preliminary injunctions and interim measures, to protect rights prior to the confirmation of the arbitral tribunal, as well as in other situations authorized by Law No. 9,307/96. Even in cases in which a provisional relief has been requested or obtained, the merit of the conflict shall always be decided by the arbitrators. The Parties undertake not to disclose (and not to allow the disclosure of) any information related to such arbitration (including information regarding its existence), except if (i) the disclosure of such information is required by law or regulation; (ii) the disclosure of such information is requested by a governmental authority or by order of a court with competent jurisdiction; or (iii) such information are made available to the general public by any means other than by disclosure by the Parties or their respective affiliates. It is agreed that each Party may disclose such information to its affiliates and representatives, and may discuss such information with other parties and its representatives, limiting the access to such information to the respective representatives that have the need to examine them in good faith, and that have been informed by the respective Party of the confidential nature of such information.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement in five (5) identical counterparts, along with the undersigned two (2) witnesses.

MERITOR HEAVY VEHICLE
SYSTEMS, LLC

By: /s/ Kevin Nowlan
Title: Vice President and CFO

MERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.

By: /s/ Silvio Nogueira de Barros
Title: Director

By: /s/ Adalberto Vanderlei Momi
Title: Director

RANDON S.A. IMPLEMENTOS E PARTICIPAÇÕES

By: /s/ David Abramo Randon
Title: President

By: /s/ Erino Tonon
Title: Vice President

MASTER SISTEMAS AUTOMOTIVOS LTDA.

By: /s/ Alexandre Dorival Gazzi
Title: CEO

By: /s/ Sérgio Luiz Onzi
Title: Director

SUSPENSYS SISTEMAS AUTOMOTIVOS LTDA.

By: /s/ Alexandre Dorival Gazzi
Title: CEO

By: /s/ Everton Marcelo Kuver
Title: Commercial Director

Witnesses:

1. /s/ Carl Douglas Anderson II
Name: Carl Douglas Anderson II
Passport No.- 457347616

2.
Name: /s/ Geraldo Santa Catarina
IdentityCard(RG):1009723501- SSP/RS
CPF/MF:

[signature Page of the Quota Purchase and Sale Agreement entered into April 29th, 2013]

EXHIBIT I

FORM OF LEASE AGREEMENT
by and between

SUSPENSYS SISTEMAS
AUTOMOTIVOS LTDA.
and
MERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.